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                                                  OMB Number           3235-0104
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Kettle                           William                         J.
--------------------------------------------------------------------------------
   (Last)                           (First)                      (Middle)

                             1700 East Garry Avenue
--------------------------------------------------------------------------------
                                    (Street)

   Santa Ana                           CA                         92005
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   8/9/01
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   MYRIENT, INC. (MYNT)
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check Applicable Line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            135,115 (1)               I                    As trustee of the Chapman Group, a trust
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          5,370,000                   D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1)  All such shares are held by the Chapman Group, a trust.  William J. Kettle is the trustee of the Chapman Group.  Adela Maria
     Kettle, his wife, is the sole beneficiary.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date         Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-        tion                                 of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable      Date          Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




      /s/ William J. Kettle                                       9/5/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

                            Joint Filer Information


Name:                              Chapman Group, a trust

Address:                           1700 East Garry Avenue, #203
                                   Santa Ana, California  92005

Designated Filer:                  William J. Kettle

Issuer & Ticker Symbol:            Myrient, Inc. (MYNT)

Date of Event RequirIng Statement: August 10, 2001

Signature:                             /s/ William J. Kettle
                                   -----------------------------
                                   William J. Kettle, Trustee of
                                   the Chapman Group

                            Joint Filer Information


Name:                              Adela Maria Kettle

Address:                           1700 East Garry Avenue, #203
                                   Santa Ana, California  92005

Designated Filer:                  William J. Kettle

Issuer & Ticker Symbol:            Myrient, Inc. (MYNT)

Date of Event RequirIng Statement: August 10, 2001

Signature:                         /s/ Ade1a Maria Kettle
                                   ----------------------
                                   Ade1a Maria Kettle